Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Registration Statement Form S-4 No. 333-131817 (Form S-8) pertaining to Micromet Inc.’s 2006 Equity Award Incentive Plan, including associated rights to purchase and the registration of 1,922,971 shares of common stock of our reports dated March 13, 2008, with respect to the consolidated financial statements of Micromet, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

/s/ Ernst & Young GmbH WPG
formerly known as Ernst & Young AG WPG and Ernst & Young Deutsche Allgemeine Treuhand AG WPG

Munich, Germany
November 5, 2009